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                                                                  Exhibit 16.1


March 25, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir/Madam:

We have read the second, third and fourth paragraphs of Item 9 included in the Form 10-K dated March 25, 2002 of Dynegy Roseton LLC to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,

Arthur Andersen LLP


cc:
Mr. Robert D. Doty, CFO, Dynegy Roseton LLC